Exhibit 5.2 DLA Piper Nederland N.V. Amstelveenseweg 638 1081 JJ Amsterdam P.O. Box 75258 1070 AG Amsterdam The Netherlands T+31 20 541 9888 F+31 20 541 9999 W www.dlapiper.nl

To:

DISCOVERY COMMUNICATIONS

BENELUX B.V.

Kraanspoor 20

1033 SE Amsterdam, the Netherlands

(the “Addressee”)

22 April 2022 RE: LEGAL OPINION - DISCOVERY COMMUNICATIONS BENELUX B.V.
Dear Sir(s)/Dear Madam(s)

1.	INTRODUCTION

1.1	We act as legal adviser (advocaat) under Netherlands Law (as defined below) to the Addressee (as defined above) in connection with the Agreements (as defined below).

1.2	Capitalised terms used in this legal opinion have the meanings ascribed to such terms in the Annex or this legal opinion.

2.	APPLICABLE LAW

This legal opinion is limited to Netherlands Law in effect as at the date of this legal opinion and is, together with all terms used in it, to be construed in accordance with Netherlands Law. We do not express any opinions (factual or legal) on any matters not expressly set out in this legal opinion.

3.	DOCUMENTS AND CONFIRMATIONS FORMING THE BASIS OF THE LEGAL OPINION

3.1	We have examined (prints of electronic) copies of the following Documents for purposes of the issue of this legal opinion:

3.1.1	The Agreements;

3.1.2	The Company’s deed of incorporation, as well as its articles of association, dated or amended, as the case may be on the dates specified in the Excerpt;

3.1.3	The Excerpt;

3.1.4	The Resolutions; and

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3.1.5	The Power of Attorney as included in the Resolution of the managing board of the Company.

3.2	In addition, we have received the Confirmations and have relied on the confirmations contained in the Resolutions.

3.3	Our examination has been limited to the literal text of the Documents and we have not had regard to any matters not expressly set out in the Documents.

4.	ASSUMPTIONS

For the purpose of the legal opinions expressed herein, we have assumed:

4.1	that all copy Documents received by us are (and their content is) correct and complete and conform to the original Documents in all respects;

4.2	that the Agreements have been (or will have been) entered into in the form referred to in paragraph 3;

4.3	the genuineness and completeness of all signatures on the Documents received by us, such signatures being the signatures of the relevant individuals concerned;

4.4

that the Agreements have been (or will have been) signed on behalf of the Company by (i) a solely authorised managing director of the Company specified in the Excerpt or (ii) an attorney under the Power of Attorney;

4.5	that the Resolutions were duly adopted and remain in full force without modification;

4.6	that no works council exists whose advice needs to be sought in relation to the entry into by the Company of the Agreements;

4.7	that the Power of Attorney remains in force without modification and under any applicable law other than Netherlands Law, it validly authorises the relevant persons to represent the Company;

4.8

that no rule of law which under the The Hague Convention on the Law applicable to Agency 1978 applies or may be applied to the existence and extent of the authority of any person authorised to sign the relevant Agreements on behalf of the Company under the Power of Attorney, adversely affects the existence and extent of that authority as expressed in the Power of Attorney;

4.9

that all parties to the Agreements (other than the Company) have been duly incorporated, validly exist, have the corporate power to enter into and perform the relevant Agreements, have validly signed and entered into the Agreements and have obtained all required consents, licenses, approvals, registrations and other authorisations for purposes of their entry into and performance of the Agreements;

4.10

that, upon execution by all parties thereto, the Agreements, under the laws of the State of New York, constitute legal, valid and binding obligations of the parties thereto that are enforceable against those parties in accordance with their terms;

4.11	that the Company belongs to the same group (groep) as any other relevant group companies of it as specified in the Agreements;

4.12

that no Securities are or will be admitted to trading on a regulated market situated or operating in the Netherlands within the meaning of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht);

4.13

that no Securities are or will be offered in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of the European Prospectus Regulation (Regulation EU/2017/1129);

4.14	that the Company is not licensed in the Netherlands as (i) a ‘credit institution’ as meant in Article 4 (1)(1) CRR or (ii) an ‘investment firm’ as meant in Article 4 (1)(1) MiFID II;

4.15	that, under the laws of the State of New York, the Company’s payment obligations under the relevant Agreements are unsecured and unsubordinated;

4.16	that all Confirmations (as well as all confirmations included in the Resolutions) are true and correct; and

4.17

that, in respect of any Purchase Contract, (i) each such Purchase Contract is governed by the laws of the State of New York, (ii) as at the relevant date of each Purchase Contract, all relevant assumptions as set out in paragraphs 4.1 up to and including 4.16 apply mutatis mutandis for the purpose of the opinion contained in paragraph 5.8 and (iii) as at the relevant date of each Purchase Contract, the applicable law as described in paragraph 2 does not adversely affect the opinion contained in paragraph 5.8.

5.	LEGAL OPINIONS

Based upon a review of the Documents and a consideration of the Confirmations (as well as the confirmations in the Resolutions), and subject to the assumptions and qualifications referred to in paragraphs 4 and 6 respectively and any matters not disclosed to us, we are of the following legal opinion:

5.1	The Company has been incorporated and exists as a legal entity in the form of a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

5.2	The Company has the corporate power to enter into the Agreements and perform its obligations thereunder.

5.3	The Company has taken all necessary corporate action to authorise the entry into of the Agreements and the performance by the Company of its obligations thereunder.

5.4	The Agreements have been validly signed on behalf of the Company.

5.5

For purposes of its entry into and performance of the Agreements, it is not required that the Company obtain any governmental license, dispensation, recognition or other consent the absence of which would make the Agreements void or subject them to nullification or avoidance.

5.6

There are no governmental registration, filing or similar formalities required in order to ensure the validity, binding effect and enforceability against the Company of the Agreements the absence of which would make the Agreements void or subject them to nullification or avoidance.

5.7

The execution, delivery, and performance by the Company of the Agreements will not violate the articles of association of the Company or any provisions of Netherlands Law to the extent that such violations would make the Agreements void or subject them to nullification or avoidance.

5.8

The choice of the laws of the State of New York as the law governing the Agreements and each Purchase Contract is recognised and Netherlands Law does not restrict the validity and binding effect on and enforceability against the Company of the Agreements.

5.9

A judgement in a civil or commercial matter rendered by a court in the State of New York cannot be enforced in the Netherlands. However, if a person has obtained a final judgment without appeal in such matter rendered by a court in the State of New York that is enforceable in the State of New York and files his claim with a Netherlands court with jurisdiction, the Netherlands court will generally recognise and give effect to the judgment insofar as it finds that (a) the jurisdiction of the court has been based on an internationally generally accepted ground, (b) proper legal procedures have been observed, (c) the judgment does not contravene Netherlands public policy, and (d) the judgment is not irreconcilable with a judgment of a Netherlands court or an earlier judgment of a foreign court that is capable of being recognised in the Netherlands.

5.10

The validity, binding effect and enforceability against the Company of the submission to the jurisdiction of a court in the State of New York in the Agreements is most likely governed by the laws of the State of New York (and not restricted by) by Netherlands law.

Without detracting from the generality of paragraph 2 and save as expressly otherwise provided herein, we do not give any legal opinion on tax, competition or anti-trust, works council, ranking, regulatory laws (including, without limitation, on any matters relating to the compliance with the Financial Markets Supervision Act (Wet op het financieel toezicht)) and subordination or in rem matters.

6.	QUALIFICATIONS

The legal opinions that are given in this legal opinion are subject to the following qualifications:

6.1

The legal opinions may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments or emergency measures, insolvency or pre-insolvency proceedings (including Insolvency Proceedings), rules relating to conflicts of rights between a debtor and its creditors and/or shareholders, or its creditors and/or shareholders amongst each other, intervention measures in relation to financial enterprises or their affiliated entities and other or similar laws of general application now or hereafter in effect.

6.2	Notwithstanding the recognition of the laws of the State of New York as the law governing the Agreements:

6.2.1	such law may be refused to the extent that it is manifestly incompatible with the public policy (openbare orde) of the Netherlands;

6.2.2	the Dutch courts must give effect to mandatory rules of Netherlands Law if such rules must be applied whatever the chosen law;

6.2.3

when applying the laws of the State of New York, the Dutch courts might give effect to mandatory rules of law of another country with which the situation concerned has a close connection if—and insofar as—under the law of the latter country such rules must be applied whatever the chosen law; and

6.2.4	regard will be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.3

Enforcement by the courts of the Netherlands is subject to the Netherlands rules of civil procedure. In addition the enforceability of the Agreements may be restricted by any applicable (international) sanctions, including, without limitation, pursuant to the Sanctions Act (Sanctiewet) or the EU Sanction List.

6.4

Although, pursuant to the provisions of the 2007 Trade Register Act (Handelsregisterwet 2007) a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of its incorrectness or incompleteness (subject to limited exceptions) an extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. In addition, any relevant confirmations obtained as part of the Confirmations do not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

6.5

Although the European Union undertakes every effort to ensure that the EU Sanction List is kept up-to-date, it is not an official publication of the European Union and therefore does not provide conclusive evidence that an entity is not the subject of any sanctions imposed by the European Union.

6.6	In respect of any trusts which are party to the Agreements, such trusts will only be recognised if the Trust Convention applies to such trusts.

6.7

Under Netherlands Law, a power of attorney can only be made irrevocable to the extent that (i) it has been granted for the purpose of performing a legal act in the interest of the authorised person or a third party and (ii) subject to any amendments made or limitations imposed by the courts on serious grounds (gewichtige redenen).

6.8

If any legal act (rechtshandeling) performed by a Dutch legal entity exceeds such entity’s objects or is not in such entity’s interest, such legal act may, apart from exceeding such entity’s corporate power, be in violation of its articles of association and be nullified by it if the other party or parties to the act knew or should have known that the legal act is not in the entity’s interest.

7.	CONFIDENTIALITY AND RELIANCE

7.1

This legal opinion is given for the benefit of the Addressee (to the exclusion of all other persons), and solely for purposes of the Agreements. It (i) may not be provided to or relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express prior written consent having been obtained in advance and (ii) should at all times be kept strictly confidential, provided, however, that this legal opinion may be disclosed to but not relied upon:

(a)	as required by law or regulation;

(b)	by the officers, directors, employees, auditors and legal advisers of the Addressee; and

(c)	by bona fide potential or actual sub-participants, assignees, transferees and each of their professional advisers.

7.2

A copy may also, solely for the purposes of the Agreements and for giving an opinion thereon, be provided to your legal advisers, subject to them agreeing to observe the provisions of this paragraph. No person other than DLA Piper Nederland N.V. may be held liable in connection with this legal opinion. By accepting this legal opinion, the persons to whom it is addressed accept and agree that they will be bound by the preceding sentences which, for the avoidance of doubt and together with the remaining provisions of this legal opinion, are governed by Netherlands Law.

7.3

Any liability arising out of or in connection with this legal opinion is limited to the amount which is paid out under any relevant insurance policy of DLA Piper Nederland N.V. in the matter concerned, plus the amount of the deductible which must be borne by DLA Piper Nederland N.V. pursuant to such insurance policy.

Annex

“Agreements” means the registration statement on S-3 form governed by the laws of the State of New York by Warner Bros. Discovery, Inc., a Delaware corporation, the Company, Discovery Communications, LLC, Magallanes, Inc., and Scripps Networks Interactive, Inc. as Issuers and Guarantors (as applicable) dated 22 April 2022 and to be filed with the SEC (the “Registration Statement”), including:

(a)

the form of indenture to be governed by the laws of the State of New York in respect of senior debt securities and to be entered into between, among others, the Company as issuer and a trustee to be named, filed with the SEC as Exhibit 4.5 to the Registration Statement; and

(b)

the form of indenture to be governed by the laws of the State of New York in respect of subordinated debt securities and to be entered into between, among others, the Company as issuer and a trustee to be named, filed with the SEC as Exhibit 4.6 to the Registration Statement;

“Company” means Discovery Communications Benelux B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) with corporate seat in Amsterdam, the Netherlands and having its address at Kraanspoor 20, 1033 SE Amsterdam, the Netherlands and registered with the Chamber of Commerce under number 33295591;

“Confirmations” means a:

(c)	telephonic confirmation from the Chamber of Commerce that the Excerpt is complete and up to date;

(a)

(telephonic) confirmation (i) from the court registry of the District Court of the place where the Company has it seat, derived from that Court’s Insolvency Register and (ii) through www.rechtspraak.nl derived from the segment for European Union registrations of the Central Insolvency Register (in both cases) that the Company is not registered as being subject to Insolvency Proceedings; and

(b)	confirmation through https://webgate.ec.europa.eu/fsd/fsf#!/files that the Company is not included on any EU Sanction List;

“Documents” means each of the documents referred to in paragraph 3.1 which have been reviewed by us;

“EU Sanction List” means each list of persons and entities subjected to economic sanctions imposed by the European Union as published by the European Union Consolidated Financial Sanctions List (derived through https://webgate.ec.europa.eu/fsd/fsf#!/files as at the date of this legal opinion);

“Excerpt” means the electronically certified extract from the Trade Register in respect of the Company provided by the Chamber of Commerce and dated on the date of this legal opinion;

“Insolvency Proceedings” means any (i) proceedings as defined in Article 2 paragraph 4 of EU Council Regulation (EC) No. 848/2015 of 20 May 2015 on insolvency proceedings as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021 or (ii) preventive restructuring framework as implemented by a relevant member state of the European Union in a local law (pre-)insolvency proceeding as meant in Article 4 paragraph 1 of Directive (EU) 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring, insolvency and discharge of debt, and amending Directive (EU) 2017/1132;

“Netherlands” means the European part of the Kingdom of the Netherlands;

“Netherlands Law” means the laws of the Netherlands which are directly applicable and as they exist and are interpreted at the date of this legal opinion;

“Power of Attorney” means a written power of attorney in favour of David M. Zaslav, Savalle Sims, Fraser Woodford and Tara Smith as included in the Resolution of the managing board of the Company granted by the Company in relation to its entry into of the Agreements;

“Purchase Contracts” means each contract for the purchase or sale of debt securities of the Company;

“Resolutions” means:

(a)	a written resolution of the managing board of the Company, dated 15 April 2022; and

(b)	a written resolution of the general meeting of shareholders of the Company, dated 19 April 2022;

“SEC” means the U.S. Securities and Exchange Commission; and

“Trust Convention” means the Convention on the Law applicable to Trusts and their Recognition 1985.

Yours faithfully
/s/ Lex Oosterling	/s/ Gerard Kneppers

LEX OOSTERLING Advocaat - Partner DLA PIPER NEDERLAND N.V. Direct +31 20 541 9948 lex.oosterling@dlapiper.com	GERARD KNEPPERS Advocaat - Partner DLA PIPER NEDERLAND N.V. Direct +31 20 541 9811 gerard.kneppers@dlapiper.com